DENTSPLY
INTERNATIONAL

Annual Incentive Compensation Plan

DENTSPLY INTERNATIONAL INC.
AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

I.    PURPOSE

To provide greater incentive for key employees to continually exert their best efforts on behalf of the Company by rewarding them for achieving predetermined operating objectives.

To attract and retain in the employ of the Company outstanding results oriented individuals.

To align the interests of such employees with those of the Company's stockholders.

To create a management team effort within the various Profit Centers and operating units of the Company.

II.    ADMINISTRATION

The Plan will be administered by, and any question of interpretation under the Plan determined by, the Human Resources Committee ("Human Resources Committee") of the Dentsply International Inc. Board of Directors (the "Board"). The Board or the Human Resources Committee may appoint an Incentive Compensation Plan Committee ("ICP Committee") consisting of management employees to assist in the administration of the Plan.

III.    AWARDS

Awards will be determined by the Human Resources Committee, based on criteria determined by such Committee and described in Section VIII hereof, for each applicable year (a "Bonus Year"). Cash payments will be made to participants immediately after the close of corporate books for the applicable Bonus Year but in no case later than March 1st of the year succeeding the applicable Bonus Year. Payments will be rounded up or down to the nearest $100 equivalent.

IV.    PARTICIPANT ELIGIBILITY

A.    Profit Centers

1.    General Managers

2.    Individuals who normally report directly to the General Manager.

3.	Individuals' work assignment must have a direct bearing on the profit-ability of the Profit Center.

4.	Individual must be recommended for participation by both the General Manager of the Profit Center and the Corporate Officer responsible for the Profit Center and approved by the ICP Committee.

B.    Corporate Staff

1.	Individuals whose work assignment must have direct bearing on the profitability of the corporation.

2.    Officers

3.    Individuals who normally report directly to a Corporate Officer.

4.	Individual must be recommended for participation by the responsible Corporate Officer and the President and approved by the ICP Committee.

V.    ENROLLMENT

The Board will designate the officers who will be participants. General Managers will send their recommendations for participation to the Corporate Officer responsible for the Profit Center or Corporate Staff Department.

Corporate Officers will send recommendations to the ICP Committee and Corporate Human Resources Office who will be charged with monitoring participants in conjunction with the ICP Committee.

VI.    VESTING OF BONUS RIGHTS

A.    Those participants who leave the employ of the Company before the end of the Bonus Year for any reason other than qualified normal or early retirement or a bona fide physical or mental disability (as determined by the Human Resources Committee) will receive no bonus payment for the Bonus Year.

B.    Those participants who die or who take normal or early retirement or resign due to a bona fide disability (as determined by the Human Resources Committee) before the end of the Bonus Year will receive a bonus award based upon the pro-rata base pay received while actually working during the Bonus Year.

VII.    PARTICIPANT ADDITIONS OR DELETIONS

Profit Center General Managers or Corporate Officers may remove participants from the Plan at any time during the Bonus Year by following the same procedure outlined in Enrollment. Any participants who are removed from the Plan during a Bonus Year shall have no right to receive payments under the Plan for any portion of such Bonus Year.

Participants may be added during the Bonus Year if they are a direct replacement for someone already enrolled in the Plan or, if they are hired to fill a new position eligible for the Plan, and will be in the qualifying position for at least six months. In this instance the new person will only receive his or her bonus award based on the pro-rata base pay received while enrolled in the Plan.

VIII.    PLAN CRITERIA

The Plan centers on each Profit Center's performance as measured against the relevant budget, submitted by Profit Center Management and approved by Corporate Management. For corporate level employees, bonuses will be based on corporate performance measured against the corporate budget.

The actual operating results will be adjusted for major sales or dispositions of assets not in the ordinary course of business and changes in the business or segments of the business which are directed to be carried out by Corporate Management to the extent they were not included in the target. In addition, the Human Resources Committee has approved certain principals for measuring earnings related to restructurings, impairments, stock repurchases, legal settlements, acquisitions, the effects of non-cash gains or losses resulting from the application of the provisions of SFAS No. 157, and other unbudgeted items.

In addition to budget based objectives, the Human Resources Committee can establish non-financial objectives as it deems appropriate, including qualitative or strategic objectives.

Unless otherwise determined by the ICP Committee, base salary is defined generally as the year-end actual annual salary, except in the case of a pay adjustment due to a mid-year change in position or role, in which case base salary will be pro-rated to reflect the salary paid before and after the mid-year change. Base salary does not include any other compensation that might be received.

Separate bonus calculations will be made for Officers, General Managers, Key Employees and Corporate Staff.

IX.    HUMAN RESOURCE COMMITTEE

The Human Resource Committee may adjust the mathematical calculation of the ICP bonus in their sole discretion, based on their evaluation of business performance.

X.    AMENDMENTS TO THE PLAN

The Board has the right to modify or repeal this Plan entirely at its discretion. However, any bonus payments that have been earned in accordance with, but not yet paid under, this Plan cannot be canceled without consent of the participant.